Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5274
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS ANNOUNCES
2014 THIRD QUARTER RESULTS AND INCREASES 2014 EPS GUIDANCE

•	Strong volume growth drives sales of $1.55 billion

•	Diluted EPS of $1.59; Adjusted EPS of $1.80

•	Operating Cash Flow of $176 million; Free Cash Flow of $123 million

•	2014 Adjusted EPS guidance raised to $6.70 - $6.80

Burlington, NC, October 28, 2014 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2014.

Third Quarter Results
Sales for the quarter were approximately $1.55 billion, an increase of 6.1% over last year’s $1.46 billion.  The increase in sales was the result of volume, measured by requisitions, and fold-in acquisitions, which was partially offset by price and mix. Total volume increased 6.9%, primarily due to organic growth. Revenue per requisition decreased 0.7%, of which 0.3% was due to foreign currency translation.

Operating income for the quarter was $241.4 million, compared to $244.6 million in the third quarter of 2013. The Company recorded restructuring and special items of $11.3 million during the third quarter of 2014, compared to $3.7 million in the third quarter of 2013. Special items during the quarter primarily consisted of costs associated with the Company’s enterprise-wide business process improvement initiative, facility rationalization and related severance. Adjusted operating income (excluding restructuring and special items) for the quarter was $252.7 million, or 16.3% of sales, compared to $248.3 million in the third quarter of 2013, or 17.0% of sales. The increase in adjusted operating income was due to increased volume and improved productivity, which was partially offset by price, mix, personnel and an increase in bad debt expense.

Net earnings for the third quarter were $137.2 million and EPS were $1.59, compared to last year’s earnings of $148.3 million and $1.63, respectively. Adjusted EPS (excluding amortization, restructuring and special items) were $1.80 in the third quarter, equal to the third quarter of 2013.

“We are pleased that strong volume growth generated an increase in the Company’s sales, which in turn generated improved adjusted operating income during the quarter,” said David P. King, Chairman and Chief Executive Officer.  “We continue to execute our five-pillar strategy, with the goal of delivering revenue and earnings growth in 2015 and beyond.”

During the quarter, the Company:

•	Reached an agreement to acquire LipoScience, a premier esoteric laboratory focused on personalized diagnostics for cardiovascular and metabolic disorders, for approximately $85 million;

•	Launched Enlighten Health Genomics, a new business that enhances the diagnostic potential of Next-Generation Sequencing technology;

•	Supported the launch of the Beacon LBS program, providing physicians with point of care decision support to assist in test and lab selection; and

•
Repurchased approximately $66 million of shares, bringing the year-to-date total to $228 million. The Company has $824 million of repurchase authorization remaining under its Board-authorized share repurchase plan.

Operating cash flow for the third quarter was $175.6 million, compared to $234.2 million in the third quarter of 2013, as the Company used working capital to support its strong revenue growth. Capital expenditures totaled $52.6 million, compared to $52.1 million in the third quarter of 2013. As a result, free cash flow (operating cash flow less capital expenditures) was $123.0 million, compared to $182.1 million in the third quarter of 2013.

Year-To-Date Results
Sales for the first nine months of 2014 were approximately $4.50 billion, an increase of 2.9% over last year’s $4.37 billion.  The increase in sales was the result of volume, measured by requisitions, and fold-in acquisitions, which was partially offset by price and mix. Total volume increased 5.0%, primarily due to organic growth. Revenue per requisition decreased 2.0%, of which 0.4% was due to foreign currency translation.

Operating income for the first nine months of 2014 was $691.4 million, compared to $775.9 million in 2013. The Company recorded restructuring and special items of $25.6 million during the first nine months of 2014, compared to $17.8 million in the first nine months of 2013. Special items during the nine-month period primarily consisted of costs associated with the Company’s enterprise-wide business process improvement initiative, facility rationalization and related severance. Adjusted operating income (excluding restructuring and special items) was $717.0 million, or 15.9% of sales, compared to $793.7 million during the first nine months of 2013, or 18.2% of sales. The decrease in adjusted operating income was primarily due to the benefit of increased volume being more than offset by price, mix, personnel and bad debt expense.

Net earnings for the first nine months of 2014 were $391.6 million and EPS were $4.53, compared to $447.5 million and $4.81, respectively, in the first nine months of 2013. Adjusted EPS were $5.15, compared to $5.33 in the first nine months of 2013.

Operating cash flow for the first nine months of 2014 was $525.3 million, compared to $570.0 million in the first nine months of 2013. The decline in operating cash flow versus last year was primarily due to lower net earnings. Capital expenditures totaled $157.2 million in the first nine months of 2014, compared to $142.6 million in the first nine months of 2013. As a result, free cash flow was $368.1 million in the first nine months of 2014, compared to $427.4 million in the first nine months of 2013.

Outlook for 2014
The Company expects revenue growth in 2014 of approximately 3.0% over 2013; Adjusted EPS of $6.70 to $6.80; operating cash flow of $760 million to $780 million; capital expenditures of $200 million to $205 million; and free cash flow of $555 million to $580 million.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-299-9630 (617-786-2904 for international callers). The access code is 58667383. A telephone replay of the call will be available through November 4, 2014 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 17369529. A live online broadcast of LabCorp’s quarterly conference call on October 28, 2014 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 28, 2014.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$1,551.8	$1,462.2	$4,498.9	$4,371.3

Cost of sales	980.6	914.6	2,842.3	2,674.2

Gross profit	571.2	547.6	1,656.6	1,697.1

Selling, general and administrative expenses	305.7	279.0	888.5	843.1
Amortization of intangibles and other assets	18.3	20.3	61.3	60.3
Restructuring and other special charges	5.8	3.7	15.4	17.8

Operating income	241.4	244.6	691.4	775.9

Other income (expense):
Interest expense	(25.9)	(24.7)	(77.4)	(72.3)
Equity method income, net	3.7	3.6	10.4	12.3
Investment income	0.3	1.8	0.9	2.2
Other, net	(0.5)	4.7	13.9	3.3
Earnings before income taxes	219.0	230.0	639.2	721.4

Provision for income taxes	81.5	81.3	246.5	272.7

Net earnings	137.5	148.7	392.7	448.7
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(1.1)	(1.2)
Net earnings attributable to Laboratory Corporation of America Holdings	$137.2	$148.3	$391.6	$447.5

Basic earnings per common share	$1.62	$1.66	$4.61	$4.90

Diluted earnings per common share	$1.59	$1.63	$4.53	$4.81

Weighted average basic shares outstanding	84.9	89.2	84.9	91.4

Weighted average diluted shares outstanding	86.5	90.9	86.5	93.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2014	2013
ASSETS:

Current assets:
Cash and cash equivalents	$575.7	$404.0
Accounts receivable, net of allowance for doubtful accounts of $216.1 and $198.2 at September 30, 2014 and December 31, 2013, respectively	841.6	784.7
Supplies inventory	138.8	136.5
Prepaid expenses and other	126.3	106.9
Deferred income taxes	5.4	—
Total current assets	1,687.8	1,432.1

Property, plant and equipment, net	754.7	707.4
Goodwill	3,066.4	3,022.8
Intangible assets, net	1,489.4	1,572.0
Joint venture partnerships and equity method investments	94.7	88.5
Other assets, net	138.8	143.1
Total assets	$7,231.8	$6,965.9

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$286.2	$304.5
Accrued expenses and other	365.2	310.0
Deferred income taxes	—	9.9
Current portion of long-term debt	97.6	111.3
Total current liabilities	749.0	735.7

Long-term debt, less current portion	2,917.1	2,889.1
Deferred income taxes and other tax liabilities	552.6	563.9
Other liabilities	223.9	266.5
Total liabilities	4,442.6	4,455.2

Commitments and contingent liabilities	—	—
Noncontrolling interest	18.4	19.4

Shareholders' equity:
Common stock	10.4	10.5
Additional paid-in capital	—	—
Retained earnings	3,685.6	3,373.5
Less common stock held in treasury	(965.5)	(958.9)
Accumulated other comprehensive income	40.3	66.2
Total shareholders' equity	2,770.8	2,491.3
Total liabilities and shareholders' equity	$7,231.8	$6,965.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$137.5	$148.7	$392.7	$448.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	58.5	57.9	182.0	170.3
Stock compensation	11.5	6.8	35.1	28.9
(Gain) loss on sale of assets	0.2	(5.0)	(16.0)	(4.3)
Accrued interest on zero-coupon subordinated notes	0.4	0.6	1.5	1.8
Earnings in excess of distributions from equity affiliates	(0.1)	2.0	(3.3)	(1.7)
Deferred income taxes	(2.4)	—	(3.5)	28.3
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(11.7)	4.2	(59.7)	(95.5)
(Increase) decrease in inventories	(4.7)	0.1	(1.3)	(5.6)
(Increase) decrease in prepaid expenses and other	(22.6)	(4.4)	1.7	(5.3)
Increase (decrease) in accounts payable	9.5	8.3	(16.2)	25.2
Increase (decrease) in accrued expenses and other	(0.5)	15.0	12.3	(20.8)
Net cash provided by operating activities	175.6	234.2	525.3	570.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52.6)	(52.1)	(157.2)	(142.6)
Proceeds from sale of assets	0.6	0.2	0.9	0.6
Proceeds from sale of investment	0.4	7.5	31.7	7.5
Investments in equity affiliates	(4.4)	—	(12.9)	(3.3)
Acquisition of businesses, net of cash acquired	0.4	(2.8)	(65.3)	(109.0)
Net cash used for investing activities	(55.6)	(47.2)	(202.8)	(246.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	—	157.0	—	412.0
Payments on revolving credit facilities	—	(10.0)	—	(40.0)
Payments on zero-coupon subordinated notes	(0.9)	—	(16.8)	(21.3)
Payments on long-term debt	—	—	—	(350.0)
Debt issuance costs	—	—	(0.1)	—
Payments on long-term lease obligations	(0.4)	—	(0.6)	—
Noncontrolling interest distributions	(0.3)	(0.6)	(0.9)	(0.6)
Deferred payments on acquisitions	(1.7)	(5.2)	(5.2)	(5.6)
Tax benefit adjustments related to stock based compensation	3.3	0.8	5.5	8.7
Net proceeds from issuance of stock to employees	47.3	17.5	106.2	148.6
Purchase of common stock	(65.7)	(286.3)	(229.9)	(765.5)
Net cash used for financing activities	(18.4)	(126.8)	(141.8)	(613.7)
Effect of exchange rate changes on cash and cash equivalents	(5.4)	2.6	(9)	(2.2)
Net increase (decrease) in cash and cash equivalents	96.2	62.8	171.7	(292.7)
Cash and cash equivalents at beginning of period	479.5	111.3	404.0	466.8
Cash and cash equivalents at end of period	$575.7	$174.1	$575.7	$174.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Adjusted Operating Income
Operating Income	$241.4	$244.6	$691.4	$775.9
Restructuring and other special charges	5.8	3.7	15.4	17.8
Acquisition fees and expenses	5.5	—	10.2	—
Adjusted operating income	$252.7	$248.3	$717.0	$793.7

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.59	$1.63	$4.53	$4.81
Impact of restructuring and other special charges	0.08	0.03	0.18	0.12
Amortization expense	0.13	0.14	0.44	0.40
Adjusted EPS Excluding Amortization	$1.80	$1.80	$5.15	$5.33

Free Cash Flow:
Net cash provided by operating activities	$175.6	$234.2	$525.3	$570.0
Less: Capital expenditures	(52.6)	(52.1)	(157.2)	(142.6)
Free cash flow	$123.0	$182.1	$368.1	$427.4

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Notes to Financial Tables

1)
During the third quarter of 2014, the Company recorded net restructuring and special items of $5.8 million. The charges included $4.6 million in severance and other personnel costs along with $1.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 in unused severance and $0.2 million in unused facility-related costs. In addition, the Company recorded $5.5 million in consulting expenses relating to fees incurred as part of its comprehensive enterprise-wide cost structure review as well as legal fees associated with its LipoScience acquisition (all such fees are recorded in selling, general and administrative). The after tax impact of these combined charges decreased net earnings for the quarter ended September 30, 2014, by $7.0 million and diluted earnings per share by $0.08 ($7.0 million divided by 86.5 million shares).

During the first two quarters of 2014, the Company recorded net restructuring and special items of $14.3 million. The charges included $5.3 million in severance and other personnel costs along with $5.0 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 million in unused severance and $0.5 million in unused facility-related costs. In addition, the Company recorded $4.7 million in consulting expenses (recorded in selling, general and administrative) relating to fees incurred as part of its comprehensive enterprise-wide cost structure review as well as one-time CFO transition costs. The after tax impact of these charges decreased net earnings for the six months ended June 30, 2014, by $8.8 million.

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2014, by $15.8 million and diluted earnings per share by $0.18 ($15.8 million divided by 86.5 million shares).

2)
During the third quarter of 2013, the Company recorded net restructuring and other special charges of $3.7 million. The charges consisted of $1.7 million in severance related liabilities and $2.5 million in net costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.1 million in unused severance and $0.4 million in unused facility-related costs.  The after tax impact of these charges decreased net earnings for the three months ended September 30, 2013, by $2.3 million and diluted earnings per share by $0.03 ($2.3 million divided by 90.9 million shares).

During the first two quarters of 2013, the Company recorded net restructuring and other special charges of $14.1 million. The charges included $10.1 million in severance related liabilities and $6.3 million in costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.6 million in severance related liabilities and $1.7 million in unused facility-related costs. The after tax impact of these charges decreased net earnings for the six months ended June 30, 2013, by $8.7 million.

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2013, by $11.0 million and diluted earnings per share by $0.12 ($11.0 million divided by 93.0 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS (excluding restructuring, special items and amortization) as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for these items provides investors with better insight into the operating performance of the business. For the quarters ended September 30, 2014 and 2013, intangible amortization was $18.3 million and $20.2 million, respectively ($11.3 million and $12.5 million net of tax, respectively) and decreased EPS by $0.13 ($11.3 million divided by 86.5 million shares) and $0.14 ($12.6 million divided by 94.1 million shares), respectively. For the nine months ended September 30, 2014 and 2013, intangible amortization was $61.3 million and $60.3 million, respectively ($37.8 million and $37.3 million net of tax, respectively) and decreased EPS by $0.44 ($37.8 million divided by 86.5 million shares) and $0.40 ($37.3 million divided by 94.1 million shares), respectively.